UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 22, 2010

LaBRANCHE & CO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15251	13-4064735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Whitehall Street, New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 425-1144

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 22, 2010, LaBranche & Co Inc. (the “Company”) and LaBranche & Co. LLC, a wholly-owned subsidiary of the Company, completed the sale of LaBranche & Co. LLC’s designated market maker (“DMM”) operations on the NYSE and all of LaBranche & Co. LLC’s net DMM positions to Barclays Capital Inc., the investment banking division of Barclays Bank PLC (“Barclays”), as contemplated by the Asset Purchase Agreement, dated January 13, 2010, by and among the Company, LaBranche & Co. LLC and Barclays.

Under the terms of the transaction, which was approved by the Board of Directors of the Company, Barclays paid $25 million in cash for LaBranche & Co. LLC’s DMM operations on the NYSE. LaBranche & Co. LLC retained all cash and other non-DMM assets, including its shares of NYSE Euronext, Inc. stock (the “NYX shares”). As a result of the transaction, the Company no longer has a $76 million net capital requirement related to the DMM operations.

There is no material relationship between the Company and the Purchaser other than in respect of the Asset Purchase Agreement.

Item 8.01	Other Events.

As previously disclosed, on January 15, 2010, U.S. Bank National Association, the trustee for the Company’s outstanding 11% Senior Notes due 2012 (the “Senior Notes”), acting on behalf of the Company, mailed an irrevocable notice of redemption to the holders of all of the remaining outstanding Senior Notes. The notice provides, among other things, that, on February 15, 2010 (the “Redemption Date”), the Senior Notes will be redeemed in full at a price of 102.75% of the principal amount thereof, plus accrued and unpaid interest thereon up to the Redemption Date (the applicable redemption price under the indenture). Upon completion of the redemption, the Company will have no remaining outstanding public debt, resulting in a reduction of the Company’s interest expense by approximately $21 million per year.

On January 22, 2010, the Company satisfied and discharged the indenture governing the Senior Notes by irrevocably depositing with U.S. Bank National Association cash in an amount sufficient to pay the full amount of the redemption price for the Senior Notes on the Redemption Date, together with irrevocable instructions from the Company directing U.S. Bank to apply such funds to the payment of the Senior Notes on the Redemption Date.

On January 22, 2010, the Company’s board of directors increased the Company’s stock repurchase program from the approximately $23.4 million remaining under the current authorization to $100 million. Repurchases may be made in open market transactions, privately negotiated transactions, in a tender offer, Dutch auction or otherwise, in compliance with applicable state and federal securities laws. The timing and amounts of any purchases will be based on market conditions and other factors, including price and regulatory requirements.

Item 9.01	Financial Statements and Exhibits

(b)	Pro Forma Financial Statements

The following unaudited pro forma financial information, which gives effect to the disposition of LaBranche & Co. LLC’s designated market maker business discussed in Item 2.01, is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference:

(i)	Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition as of September 30, 2009;

(ii)	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2009;

(iii)	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended December 31, 2008; and

(iv)	Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

The unaudited pro forma condensed consolidated Statement of Financial Condition as of September 30, 2009 is based on the historical statements of the Company as of September 30, 2009, after giving effect to the transaction as if it had occurred on September 30, 2009. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2009 and the fiscal year ended December 31, 2008 are based on the historical financial statements of the Company for such periods after giving effect to the transaction as if it had occurred on January 1, 2008. The unaudited pro forma financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto contained in the Company’s 2008 Annual Report on Form 10–K, filed on March 16, 2009, and the Company’s Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009.

The unaudited pro forma financial information presented is not intended to represent and may not be indicative of the consolidated results of operations or financial position that would have occurred had the transaction been completed as of the dates presented nor of the future results of operations or financial position of the Company.

(d)	Exhibits

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of LaBranche & Co Inc.

All other Items of this report are inapplicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LaBRANCHE & CO INC.

Date: January 28, 2010	By:	/S/ JEFFREY A. MCCUTCHEON
	Name:	Jeffrey A. McCutcheon
	Title:	Senior Vice President and Chief Financial Officer

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of LaBranche & Co Inc.